                                                               EXHIBIT 99.1

Contact:	Andrew C. Bearden, Jr.
Executive Vice President
Chief Financial Officer
(334) 418-8283

Peoples BancTrust Announces Retirement
of Richard P. Morthland
________

Ted M. Henry Named Chairman of the Board
Elam P. Holley, Jr. Named Chief Executive Officer

SELMA, AL (December 17, 2002)  -- The Peoples BancTrust Company (Nasdaq:PBTC) today announced that Richard P. Morthland, Chairman and Chief Executive Officer of the Company and its subsidiary, The Peoples Bank and Trust Company, will retire effective December 31, 2002 after serving in these roles since 1992. Mr. Morthland has been elected director emeritus and will continue to be involved as a consultant for the Company and the Bank.

The Board of Directors has named Ted M. Henry, a director of Peoples BancTrust, as Chairman of the Board.  The Board also announced that Elam P. Holley, Jr. will assume the role of Chief Executive Officer.  Mr. Holley currently serves as President and Chief Operating Officer of the Company and the Bank.

Commenting on Mr. Morthland’s retirement, Mr. Henry said, “We want to thank Dick Morthland for more than 40 years of service to Peoples.  He was a key leader in our successful expansion program that was launched in 1983.  Since that time, Peoples has grown from $146 million in assets to over $700 million.  We now have offices in nine Alabama counties, including three of the state’s five fastest-growing communities.  This growth was largely due to the successful strategy developed by Dick and the strong management team he has built.  We are fortunate that the Bank has been led by a person with such character, dedication and ability as Dick Morthland.”

“The elevation of Elam Holley to Chief Executive Officer of Peoples BancTrust highlights the contributions he has made since joining the Bank in 1973,” continued Mr. Henry.  “He has distinguished himself as a strong leader.  His promotion to President and Chief Operating Officer in 1994 recognized his knowledge of our Bank, our markets and his role in executing our growth strategy. Since that time, he has played an active role in Peoples’ acquisition of Merchants and Planters Bank of Montevallo and the Bank of Tallassee, and in the addition of branches in key markets.  We are pleased to have someone with Elam’s experience to continue building on our strong tradition of profitable growth.”

Elam P. Holley, Jr. (age 52) is a graduate of the University of Alabama and received his Juris Doctorate from Jones Law School.  He is also a graduate of The School of Banking of the South at Louisiana State University and The Graduate School for Bank Administration at The University of Wisconsin.  Mr. Holley currently serves on the Board of Directors for the Dallas County Economic Development Authority, the Selma-Dallas County Chamber of Commerce (immediate past chairman) and as a trustee at Marion Military Institute.

He is active in the Alabama Bankers Association where he recently served as a Group VI Chairman.  He is also a member of the American and Alabama Bar Associations and currently participates in the Leadership Alabama program.

Ted M. Henry (age 64) has served as director since 1968 of both the predecessor bank and of The Peoples BancTrust since its formation in 1984. Mr. Henry is the longest serving member on the Board of Directors.  He is also Chairman and Chief Executive Officer of Henry Brick Company.  He attended Davidson College and the University of Alabama where he received a B.S. in industrial management.  He is a member of Leadership Alabama, a member of the board and executive committee of the Business Council of Alabama and a former director of the National Association of Manufacturers where he served for seven years. He has served as chairman of the Brick Industry Association, the national organization for brick manufacturers, chairman of the Selma-Dallas County Chamber of Commerce, trustee for Rhodes College and chairman of the Alabama Historical Commission.